EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                                          NR09-21

DYNEGY ANNOUNCES SIGNIFICANT DEBT REDUCTION INITIATIVE

•	Approximately $830 million of 2011 and 2012 Senior Unsecured Notes to be repurchased through a privately negotiated transaction
•	Reduced near-term debt obligations help position the company for future improvements in economic and market conditions

HOUSTON (December 14, 2009) – Dynegy Inc. (NYSE: DYN) today announced that its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), has negotiated an agreement to repurchase from a fixed-income investor approximately $420 million of its outstanding 6.875 percent Senior Unsecured Notes due 2011 and approximately $410 million of its outstanding 8.75 percent Senior Unsecured Notes due 2012.  This represents 83 percent of the company’s Senior Unsecured Notes due 2011 and 2012.  The total consideration to effect the transaction, inclusive of consent fees, will be approximately $875 million.  The transaction is expected to fund by December 31, 2009.

    “This transaction will significantly reduce the company’s debt obligations in 2011 and 2012, while also reducing interest payments and eliminating refinancing risks associated with our near-term debt profile,” said Holli C. Nichols, Executive Vice President and Chief Financial Officer of Dynegy Inc.  “With reduced near-term debt obligations through 2012, we are better able to weather near-term market uncertainty without a pressing need to access the capital markets.”

    BofA Merrill Lynch acted as exclusive repurchase agent to Dynegy.  Locke Lord Bissell & Liddell LLP acted as legal counsel to Dynegy.

    Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets.  The power generation portfolio consists of approximately 13,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

Certain statements in this new release are intended as “forward looking statements.”  These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: the repurchase agreement and our ability to weather near-term market uncertainty.  Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements.  Specifically, Dynegy cautions that: the timing and terms of this transaction may not be as described and it may not bring the benefits anticipated, including an elimination of the need to access the capital markets.  More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented on Forms 8-K filed on September 28, 2009 and November 5, 2009, and its Form 10-Q for the quarters ended March 31, 2009, as supplemented on November 5, 2009; June 30, 2009, as supplemented on November 5, 2009; and September 30, 2009, all of which are available free of charge on the company’s website, in the Investor Relations section, at www.dynegy.com.